Schedule A

to

Investment Advisory Agreement

of

JPMorgan Trust IV

Advisory Fee Rates

(amended as of May 18, 2016)

Name	Fee Rate
JPMorgan Flexible Long/Short Fund (effective for the Fund upon the effectiveness of the Fund’s registration statement)*(name change from JPMorgan Flexible Credit Long/Short Fund effective 5/18/16)	0.50%

JPMorgan Ultra Short Municipal Fund (effective for the Fund upon the effectiveness of the Fund’s registration statement)*	0.15%

JPMorgan Value Plus Fund (effective for the Fund upon the effectiveness of the Fund’s registration statement)*	0.75%

JPMorgan High Yield Opportunities Fund (effective for the Fund upon the effectiveness of the Fund’s registration statement)*	0.60%

*	Initial term continues until October 31, 2017.

JPMORGAN TRUST IV

By:
Name:
Title:

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:
Name:
Title: